Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-43613 and Form S-8 No. 333-110013) of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) of our report dated June 2, 2005, appearing in this Annual Report on Form 11-K of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) for the year ended December 31, 2004.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

June 27, 2005